UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Guess?, Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XVIII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain director candidates nominated by Guess?, Inc., a Delaware corporation (the “Company”) for election at the Company’s 2022 annual meeting of shareholders.

Item 1: On March 31, 2022, Legion issued the following press release and Investor Presentation titled “Addressing the Marciano Discount”, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Legion Partners Files Definitive Proxy Statement to Solicit Votes Against Guess?, Inc. Directors Paul Marciano and Maurice Marciano

Issues Investor Presentation Detailing Why It Believes Removing the Marciano Brothers from the Company Should Eliminate a Massive Risk to Guess’ Brand, Reputation and Ability to Generate Sustainable Shareholder Value

Urges Shareholders to WITHHOLD Their Votes on Paul and Maurice Marciano on the BLUE Proxy Card

Launches www.ABetterGuess.com to Provide Updates to Shareholders

LOS ANGELES – March 31, 2022 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), a significant shareholder of Guess?, Inc. (“Guess”, or the “Company”) (NYSE: GES), today announced that it has filed its definitive proxy statement in connection with a “Vote No” campaign opposing the re-election of Paul and Maurice Marciano to the Company’s Board of Directors (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

Legion also today issued an investor presentation detailing its views as to why the Marciano brothers must be removed from the Company. The presentation is available at https://abetterguess.com/wp-content/uploads/2022/03/Legion-Presentation.pdf.

Further, Legion has launched www.ABetterGuess.com as a resource for shareholders to find additional information, including legal complaints that allege Paul Marciano’s long-standing pattern of misconduct in detail, and sign up for updates.

Highlights of Legion’s presentation include the following:

•	For more than a decade, a number of sexual assault and harassment allegations have been made against Paul Marciano, who also serves as the Company’s Chief Creative Officer, while his brother Maurice Marciano appeared to turn a blind eye as a former Chairman of the Board and the Company spent nearly $1 million on settlements with alleged victims.

•	New sexual assault and harassment allegations have surfaced against Paul Marciano, and even the Company’s own insurance carrier has sought relief in court to avoid having to cover claims related to Paul Marciano's alleged “pattern” of “wrongful acts.”[1]

•	Despite these disturbing new developments, the Board has determined to re-nominate Paul and Maurice Marciano for election to the Board at the Company’s 2022 Annual Meeting. Legion feels this reflects a disturbing lack of good corporate governance and adequate oversight on the part of the incumbent directors.

1 Beazley Insurance Company, Inc. v. Guess?, Inc., et al., 2:21-cv-09962.

•	Legion believes the Marcianos’ ongoing presence on the Board has and will continue to harm the Company’s brand, financial performance and stock price. In Legion’s view, models hesitate to model for the Company, consumers hesitate to purchase its products, and investors hesitate to invest – all of which has likely harmed shareholder value.

•	In fact, Guess seems to experience a “Marciano Discount” relative to its peers. While this discount briefly narrowed after Guess launched an investigation into allegations of improper conduct by Paul Marciano, the valuation gap has widened again to 45% since four more individuals complained about sexual assaults by Paul Marciano in 2021.

It is time to make a better Guess.

Legion urges shareholders to support its efforts by signing, dating and returning the enclosed BLUE proxy card today to WITHHOLD their vote on the re-election of Paul and Maurice Marciano.

If shareholders have already voted for the Company’s nominees, they have every right to change their vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If shareholders have any questions, require assistance in voting the BLUE proxy card or need additional copies of our proxy materials, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

Investor Contact:

John Ferguson / Joe Mills

Saratoga Proxy Consulting

(212) 257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com

Item 2: On March 31, 2022, Legion launched a website to communicate with the Company’s shareholders regarding the Annual Meeting. The website address is www.ABetterGuess.com/. The following materials were posted by Legion to www.ABetterGuess.com/: